EXHIBIT (a)(1)(i)

                                                       EXHIBIT (a)(1)(i)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase dated
         March 20, 1996, and the related Letter of Transmittal.  The
          Offer is not being made to, nor will tenders be accepted
               from or on behalf of, holders of Shares in any
                  jurisdiction in which making or accepting
                        the Offer would violate that
                             jurisdiction's laws.

                 MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.

         NOTICE OF OFFER TO PURCHASE FOR CASH 12,500,000 OF ITS ISSUED
              AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

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      THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON TUESDAY, APRIL 16, 1996, UNLESS EXTENDED.
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   Merrill Lynch Senior Floating Rate Fund, Inc. (the "Fund") is offering to purchase 12,500,000 of its issued and outstanding shares of common stock par value $.10 per share (the "Shares") at a price equal to their net asset value ("NAV") less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, April 16, 1996, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated March 20, 1996 (the "Offer"). The NAV on March 15, 1996, was $10.01 per Share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market which exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares.

   If more than 12,500,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or purchase 12,500,000 Shares (or such larger number of Shares sought) on a pro rata basis.

   Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Tuesday, April 16, 1996, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after May 14, 1996.

   The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

   Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to the Merrill Lynch Response Center at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to the Merrill Lynch Response Center. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Consultant.

   The difference is Merrill Lynch.

                            1-800-MERRILL, EXT. 7198
                                 1-800-637-7455
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Mail to: Merrill Lynch
         Response Center, P.O. Box 30200, New Brunswick, NJ 08989-0200
/ / Please send me Merrill Lynch Senior Floating Rate Fund, Inc. Tender
    Offer Materials
Name                                   Address
     -------------------------------            --------------------------------
Business Phone (  )                    City
               ---------------------        ------------------------------------
Home Phone (  )                        State                    Zip
          --------------------------         -----------------      ------------

Merrill Lynch clients, please give the name and office address of your Financial
        Consultant:

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                                                                         7198

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                                 Merrill Lynch
                             A tradition of trust.

(C)Copyright 1995, Merrill Lynch, Pierce, Fenner & Smith Inc. Member SIPC.
                                                                  March 20, 1996
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